PRESS RELEASE                                            EXHIBIT 99.40


CENTURY REALTY TRUST
320 N. Meridian St., Suite 823, Indianapolis, IN 46204
Contact:	John I. Bradshaw, Jr.
Phone:		(317) 632-5467
FAX:		(317) 685-1588

FOR IMMEDIATE RELEASE

                   CENTURY REALTY TRUST ANNOUNCES EARNINGS


     Century Realty Trust today reported consolidated net income for its first quarter ended March 31, 2005, of $176,474 or $.10 per share, and funds from operations of $517,567, or $0.29 per share, on gross revenue from continuing operations of $2,664,694. For the same period a year ago, the Trust reported a net loss of $59,306, or $0.03 per share, and funds from operations of $334,015, or $.19 per share, on gross revenue from continuing operations of $2,591,252. Neither period included gain from the sale of property. Per share amounts are both basic and diluted.

     In April 2004, the Trust sold a 176-unit Indianapolis apartment community, and in December, entered into contracts to sell a 256-unit apartment community and an unoccupied former restaurant property, both located in Indianapolis. Operating results of all three of those properties for the three months ended March
31, 2005 and 2004 were classified as income or loss from discontinued operations. In the aggregate, results of operations for the discontinued operations for the three months ended March 31, 2005 and 2004 amounted to income of $56,189 and
a loss of $10,499, respectively.   Management expects that the
sale of the former restaurant property will close late in the second quarter or early in the third quarter. The prospective purchaser of the apartment property has the option to defer closing of that purchase until late in the third quarter.

     The improvement in operating results for the quarter ended March 31, 2005 from the comparable period a year ago resulted primarily from apartment operations. Economic occupancy of the Trust's apartments, which account for 94% of its gross operating income, averaged 89.9% during the first quarter of 2005, up from 84.5% during the comparable period of 2004. Physical occupancy held steady at about 92% during the first quarter, however, the favorable economic impact reflected the elimination of rental incentives and selective discounts in rental rates at some locations.

     Real estate industry analysts generally consider "Funds from Operations" to be an appropriate measure of performance of an equity REIT. Funds from operations is defined as income before gains (losses) on investments and extraordinary items adjusted for certain non-cash items, primarily provisions for depreciation. Funds from operations does not represent cash flow from operations, and should not be considered an alternative to net income as a measure of operating performance.
 In addition, comparability to other companies that report funds from operations is not recommended due to differences in the definitions and methods of calculation used by various companies. For purposes of computing the per share amounts, the minority interest in funds from operations provided by consolidated partnership-owned properties is excluded.
Following is a reconciliation of net income (loss) to funds from operations:

                                         Three Months Ended
                                              March 31,

                                       2005              2004
                                      ______            ______

     Net Income (loss)               $176,474         ($ 59,306)
     Plus Depreciation                355,473           410,857
     Less Minority interest
      portion of depreciation         (12,730)          (15,586)
     Less Depreciation, other than
      investment properties            (1,650)           (1,950)
                                     ________          ________
     Funds from operations
      allocable to the Trust         $517,567          $334,015
                                     ________          ________
                                     ________          ________


     Income for quarters ended March 31, 2005 and 2004 was not reduced by federal income tax because the Trust is treated as a Real Estate Investment Trust, and distributed all of its otherwise taxable income to its shareholders.

     The average number of outstanding shares of the Trust for the three months ended March 31, 2005 and 2004 was 1,797,979 and 1,784,684, respectively. At March 31, 2005, the Trust had total assets of $46,043,584 and shareholders' equity of $9,697,611.
At March 31, 2004, the Trust had total assets of $45,530,997 and shareholders' equity of $8,611,716.

Indianapolis, IN., May 16, 2005